Exhibit 3

«First» «Last»

NOTE: The completion of this document may necessitate the filing of SEC Form 3 and SEC Form 4 with the Securities and Exchange Commission. Bio-logic Corp. attorneys will need to be notified if these forms are to be completed.

Optionee: «First» «Last»

BIO-LOGIC SYSTEMS CORP.

1994 STOCK OPTION PLAN

INCENTIVE STOCK OPTION AGREEMENT

OPTION AGREEMENT dated                     ,              between BIO-LOGIC SYSTEMS CORP., a Delaware corporation (the “Company”), and <<FirstName>> <<LastName>> (the “Optionee”).

The Company has adopted the 1994 Stock Option Plan (the “Plan”) and desires to grant to the Optionee the Incentive Stock Option provided for herein, all subject to the terms and conditions of the Plan. Capitalized terms used herein and not defined have the same meanings as set forth in the Plan.

IT IS AGREED as follows:

1. Grant of Option. The Company hereby grants to the Optionee on the date hereof the right and option to purchase (subject to adjustment pursuant to Section 15 of the Plan) an aggregate of «words» («F_03_Grants») of its shares of Common Stock (“Common Stock”) at an option price per share equal to $            .

2. Option Period. The option granted hereby shall expire on the tenth anniversary of the date hereof, subject to earlier termination as provided in the Plan.

3. Exercise of Option.

A.	The Optionee may exercise the option hereby granted in whole or in part from and after the dates set forth below:

Number of Shares	Initial Exercise Date

«Vesting»	«Vesting»

«Vesting»	«Vesting»

«Vesting»	«Vesting»

«Vesting»	«Vesting»

B.

The Optionee may exercise the option (to the extent then exercisable) by delivering to the Company a written notice duly signed by the Optionee stating the number of shares that the Optionee has elected to purchase and accompanied by (i) payment (in cash or by certified check) of an amount equal to the full purchase price for the shares to be purchased, (ii) by delivery to the Company of shares of Common Stock of the Company having a Fair Market Value on the date of exercise equal in amount to the exercise price of the options being exercised or (iii) any other method of payment provided for in the Plan to which the Stock Option Committee of the Company’s Board of Directors may consent. “Fair Market Value” of a share of Common Stock of the Company as of a specified date for the purposes of the Plan shall mean the closing price of a share of the Common Stock on the principal securities exchange on which such shares are traded on the day immediately preceding the date as of which Fair Market Value is being determined, or on the next preceding date on which such shares are traded if no shares were traded on such immediately preceding day, or if the shares are not traded on a securities exchange, Fair Market Value shall be deemed to be average of the high bid and low asked prices of the shares on the over-the-counter market on the day immediately preceding the date as of which Fair Market Value is being determined or on the next preceding date on which such high bid and low asked prices were recorded. If the shares are not publicly traded, Fair Market Value of a share of Common Stock (including, in the case of any repurchase of shares, any distributions with respect thereto which would be repurchased with the shares) shall be determined in good faith by the Board of Directors. In no case shall Fair Market Value be determined with regard to restrictions other than restrictions which, by their terms, will never lapse. Within twenty days after receipt by the Company of such notice and payment, the Company shall issue the shares in the name of the Optionee and deliver the certificate therefore to the Optionee. No shares shall be issued until full payment therefore has been made, and the Optionee shall have none of the rights of a shareholder in respect of such shares until they are issued.

4. Termination. Nothing contained in this Option Agreement shall confer upon the Optionee any right to remain an employee of the Company. If the Optionee’s position with the Company is terminated for any reason, this option shall be exercisable only as to those shares immediately purchasable by Optionee at the date of termination and, subject to Section 2 hereof, only for a period of three months after the termination, or one year in the case of death or disability.

5. Non-Transferability of Option. This option shall not be transferable other than by will or by the laws of descent and distribution, and may be exercised during the Optionee’s lifetime only by Optionee.

6. Tax Status. The option hereby granted is intended to qualify as an incentive stock option within the meaning of Section 422A of the Code, provided, however, to the extent that the aggregate fair market value as of the date of this grant, of the shares into which this option becomes exercisable for the first time by the Optionee during the calendar year exceeds $100,000, the portion of this option which is in excess of the $100,000 limitation will be treated as a non-statutory stock option.

7. Incorporation of Plan. The option granted hereby is subject to, and governed by, all the terms and conditions of the Plan, which are hereby incorporated by reference. This Agreement, including the Plan incorporated by reference herein, is the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings. In the case of any conflict between the terms of this agreement and the Plan, the provisions of the Plan shall control.

8. Purchase for Investment. As a condition to the exercise in whole or in part of the option hereby granted, each written notice of election shall include a representation by the Optionee that the shares are being purchased for investment and not for distribution or resale.

9. Notices. Any notice to be given by the Optionee hereunder shall be sent to the Company at its principal executive offices, and any notice from the Company to the Optionee shall be sent to the Optionee at Optionee’s address set forth above, all such notices shall be in writing and shall be delivered in person or by registered or certified mail. Either party may change the address to which notices are to be sent by notice in writing given to the other in accordance with the terms hereof.

10. Governing Law. The parties hereto hereby acknowledge and agree that the option granted hereby is granted in the State of New York and any shares issued upon exercise of the option will be used in the State of New York. This Agreement, as well as the grant of such option and issuance of such shares, is and shall be governed by and construed in accordance with the laws of the State of New York applicable to the agreements made and to be performed entirely with such State.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

BIO-LOGIC SYSTEMS CORP.

By

«First» «Last», Optionee

Bio-logic Systems Corp.

Irrevocable Incentive Stock Option Exercise Form

This is an irrevocable purchase of stock. Please complete this form and deliver both the form, and a cashier’s check for the Grand Total of your purchase made payable to the Bio-logic Systems Corp., to the Accounting Department. Please have your cashier put your name in the memo portion of the check

Grant Date	Shares Granted	# Shares Being Exercised	Exercise (Purchase) Cost	Total Amount Due

Grand Total $

Certificate Issuance. Please issue a certificate pursuant to this option exercise as follows:

___	In my name alone.

___	In my name and in the name of , as joint tenants.

Important Note: One of the characteristics associated with an Incentive Stock Option agreement is that you do not pay income taxes on the difference between your purchase price of the stock and the current market price of the stock when you purchase the stock; any applicable taxes are owed only at the time that you sell it. However, to maintain this favorable tax treatment, you are required to hold the stock and not sell it until the later of (1) one year after the completion of this option exercise (your purchase date); or (2) two years after the grant date of the options. It may not be to your advantage from a tax standpoint to sell your stock before this holding period is over. Please consult your tax advisor for more information.

Signature and Mailing Information

Signature of Optionee	Date

Printed or Typed Name	Street Address

Social Security Number	City, State, ZIP